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                                                                      Exhibit 14

                            INTERMET CODE OF CONDUCT

1. STATEMENT OF PURPOSE

This Code of Conduct supports our commitment to operating our business with integrity and in compliance with all laws and regulations. Without this commitment, we cannot maintain our reputation for honesty and fair dealing in our relationships with others.

      References in this Code of Conduct to the "Company" means INTERMET Corporation and each of its subsidiaries or divisions. References in this Code of Conduct to "employees" means all directors, officers and employees of the Company.

2. COMPLIANCE WITH LAWS, REGULATIONS AND COMPANY POLICIES

All employees must observe all laws and regulations applicable to the Company's business. Employees must also observe and follow the Company's internal policies.

      There are many federal, state and local laws and regulations applicable to the Company's business. Examples include laws relating to the environment, health and safety, sales and distribution, financial reporting, and employment. Each of us is expected to become familiar with and to comply with the laws or regulations applicable to our areas of responsibility.

      In addition to laws and regulations, we are also governed by the Company's internal operating policies and procedures. As with laws and regulations, each of us is expected to become familiar with and observe the Company's policies and procedures applicable to our areas of responsibility.

3. ETHICAL BUSINESS CONDUCT AND FAIR DEALING

All employees must assume a personal responsibility for cultivating and maintaining the Company's reputation for fairness and integrity.

      As representatives of the Company, we must deal honestly with customers, suppliers, shareholders and others who come into contact with the Company's operations. The ethical conduct of the Company depends upon the ethical conduct of each and every employee of the Company. Although we should represent the Company's interests zealously, we must use common sense and do so in good faith without engaging in dishonesty.

4. INTEGRITY OF COMPANY RECORDS AND ACCURACY OF FINANCIAL REPORTING

The books and records of the Company and its subsidiaries must reflect all transactions accurately and completely.

      The integrity of the Company's financial records is paramount in our relations with shareholders and other parties having a legitimate interest in the Company's financial and accounting information. That integrity derives from validity, accuracy, and


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completeness of basic information supporting entries in the Company's books of account, and applies both to the Company's external financial reporting and financial statements used for internal purposes.

      To ensure integrity in the Company's financial records, books and records must be maintained in all respects according to the accounting principles and internal control procedures that the Company has adopted. No employee may make any arrangement or engage in any conduct that results in a false or artificial entry on any Company record or results in any inaccurate or misleading financial report or other public disclosure. This includes employee expense reports. No undisclosed or unrecorded fund or asset of the Company may be established for any purpose.

      All instances of such conduct must be reported immediately to the Company's Chief Financial Officer, or to the Company's General Counsel or Audit Committee in accordance with Section 15 of this Code of Conduct.

5. CONFLICTS OF INTEREST IN CONNECTION WITH OUTSIDE ACTIVITIES

Employees must not engage in outside interests, activities, or investments that interfere with the performance of their duties or influence the exercise of the employee's independent judgment on behalf of the Company.

      No employee may engage in any business activity as a director, officer, employee, or agent for a competitor, customer, or supplier of the Company unless the activity is disclosed to and approved by the General Counsel and the employee's site manager. The proposed activity must not present a material conflict or appearance of conflict.

      No employee or immediate family member may hold any direct or indirect financial interest in, make any loan to, or derive any benefit from, a competitor, customer or supplier of the Company unless the interest is disclosed to and approved by the General Counsel and the employee's site manager. The proposed interest must not present a material conflict or appearance of conflict. This rule does not apply to (1) owning stock of a publicly traded corporation so long as the total value of the stock is less than $25,000 and the stockholding amounts to less than 1%, or (2) indirect ownership through shares in a mutual fund, retirement fund or similar fund where the employee does not make or influence the decision to invest in a competitor, customer or supplier.

6. RELATIONSHIPS WITH SUPPLIERS

Employees must deal with all suppliers in a way that avoids any appearance that their exercise of independent judgment on behalf of the Company will be influenced.

      We seek suppliers that demonstrate a commitment to delivering quality products and services. We promote and encourage equitable competition among our existing and prospective suppliers, and we treat all suppliers evenhandedly.

      Receiving gifts or entertainment from suppliers can create an impression that employees may favor one supplier over another for reasons of personal advantage rather than based solely on price, quality and service. The Company does not maintain an outright prohibition on receiving gifts or entertainment. Each of us must, however, use good judgment and be guided by the following principles:


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      An employee may accept gifts or entertainment from a supplier or prospective supplier only if all of the following apply: (1) the gift or entertainment is of nominal value and in a form such that it will not be construed as a bribe or payoff, (2) giving and accepting of the gift or entertainment is consistent with accepted ethical customs and practices, (3) disclosure of the gift or entertainment to fellow employees would not embarrass the employee, and (4) public disclosure of the gift or entertainment would not embarrass the Company.

      Accepting cash is never allowed.

      Above all else, we should discuss with our supervisors and fellow employees any gift or entertainment situations that seem questionable.

7. RELATIONSHIPS WITH CUSTOMERS

Employees must strive through a commitment to continuous improvement to maintain customer satisfaction. No employee may give a customer any gifts, entertainment or cash, or engage in any other conduct that is in violation of that customer's policies or could otherwise be construed as a bribe, kickback or payoff.

      Our positive customer relationships are built on our willingness and ability to continuously improve on the strength of those relationships. We do this by listening to our customers, understanding their requirements, and delivering products and services that meet those requirements. We also do this by dealing directly with difficult issues, and taking responsibility for our part in correcting those issues.

      Entertainment of customers is an accepted business practice. We must, however, become fully aware of each customer's policies regarding gifts and entertainment before approaching a customer representative. Even when gifts or entertainment are allowed, we must be aware that giving lavish gifts or entertainment may be interpreted as an improper bribe or payoff for obtaining business. As with receiving gifts and entertainment from suppliers, each of us must use good judgment and be guided by the following principles:

      An employee may give gifts to or entertain a customer only if all of the following apply: (1) the employee has confirmed that the customer does not prohibit the activity, (2) the gift or entertainment is of nominal value and in a form such that it will not be construed as a bribe or payoff, (3) giving of the gift or entertainment is consistent with accepted ethical customs and practices, (4) disclosure of the gift or entertainment to fellow employees would not embarrass the customer employee, and (5) public disclosure of the gift or entertainment would not embarrass the Company.

      Gifts of cash are never allowed.

      Secret commissions, discounts, compensation or other payments to employees or agents of customers are strictly prohibited.

      Commission or fee arrangements may be made only with persons or firms serving as bona fide agents or sales representatives, and that have been pre-approved by the responsible Vice President. Payments must be reasonable and customary in relationship to the services rendered and must be properly reflected on the Company's books. No payments may be made in cash. No payments may be made to third persons or to bank accounts that are not in the agent's name.


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8. COMPETITION AND RELATIONSHIPS WITH COMPETITORS

The Company supports and abides by the laws and regulations that prohibit restraint of trade and unfair competition. In dealing with competitors all employees must observe these laws, and avoid discussions or agreements that might be perceived as violations of these laws.

      Certain practices, such as price discrimination, price fixing and abuse of monopoly power, are prohibited by law. The Company will abide by all such laws, and employees are expected to seek advice from the Company's General Counsel regarding any matter that might involve these laws.

      Agreements, whether written or oral, formal or informal, with competitors to (1) fix prices or other terms and conditions of sale, (2) allocate customers,
(3) divide markets, or (4) limit production are illegal under the antitrust laws. Violations of these laws can be inferred from conduct and circumstances surrounding contacts and communications with competitors.

      In order to avoid any implication of an illegal agreement or understanding with a competitor, employees should avoid contact with representatives of competitors to the greatest extent possible. When such contacts cannot be avoided, communications or understandings concerning prices, terms or conditions of sale, market shares, customers, territories or bidding or refusing to bid are strictly prohibited.

9. DEALING WITH GOVERNMENTAL AGENCIES OR OFFICIALS

Payments in any form to any governmental entity or official made for the purpose of obtaining or retaining business or other advantage are prohibited.

      There are strict legal prohibitions in the United States against payments to governmental officials, regardless of where they are located. A limited exception may exist for payments to foreign officials where it is customary for facilitating payments to be made to low level employees of foreign governments in order to obtain or expedite the performance of ministerial or clerical duties. Such payments may be made only when reviewed and approved by the Company's General Counsel and when the practice is usual, customary and not prohibited by law in the country concerned. Such payments, if approved, must be accurately disclosed on the Company's books.

10. INSIDE INFORMATION AND TRADING IN COMPANY STOCK

Employees must not use confidential inside information about the Company for personal gain.

      "Inside information" is generally information about the Company that is not known to the public, and may include technical data regarding products and processes, business plans, certain financial data, and possible strategic relationships. Employees may not disclose inside information to anyone outside the Company.

      Employees also may not use inside information for personal gain, including trading in Company stock, if the information is such that an investor would consider the inside information important in deciding whether to invest in the Company. When there


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is any doubt about whether possession of inside information should prohibit trading in Company stock, the Company's General Counsel should be consulted before trading.

11. POLITICAL ACTIVITY

Personal political activities must be conducted separate and apart from the Company's business.

      Federal law expressly prohibits the use of Company funds (including reimbursement of personal expenditures) or Company assets for any political candidate or political party. Under some circumstances, the Company may support local non-partisan issues. Any such expenditure must be reviewed and approved by the responsible Vice President and the General Counsel.

12. CONFIDENTIAL INFORMATION

Employees must preserve and protect the Company's confidential information.

      Confidential information is that which is not generally known outside the Company. Examples of confidential information include

(1) business information about the Company's sales, earnings, financial condition, major contracts, or acquisitions or mergers,

(2) information about the Company's customers and suppliers, or

(3) the Company's trade secrets and technical know-how.

      Employees routinely come into contact with confidential information in the performance of their job duties. In addition, it is the Company's policy to keep employees informed about the Company's operations and financial performance. Dissemination of this information to the general public or to competitors is harmful to all employees because it can damage the Company's business prospects.

      Each employee must treat confidential information as an important asset of the Company and maintain the confidentiality of this information by not revealing it to competitors, customers, suppliers or others outside the Company, unless disclosure is required in the ordinary course of the employee's duties on behalf of the Company, and only if a confidentiality agreement is obtained from the person to whom disclosure is made.

13. HUMAN RESOURCES

All employees must follow the Company's policies and the laws that prohibit discrimination on the basis of race, color, creed, age, sex, national origin, disability or other legally protected status.

      Employees must make employment-related decisions, including matters covering recruitment, hiring, promotion, demotion, transfer, discipline, layoffs, separation, compensation and benefits, in compliance with the Company's policy of equal employment opportunity.

      Harassment of employees based on race, sex or other personal characteristics, and retaliation against employees who have bona fide complaints about this behavior, is strictly prohibited.


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      Abusing the dignity of an employee through insulting or degrading remarks or conduct will not be tolerated. All employees must treat each other with courtesy and respect.

14. WAIVERS

Any waiver of any provision of this Code of Conduct for directors or executive officers, including any waivers with respect to conflicts of interest, may be made only by the Board of Directors or a designated committee of the Board of Directors, and will be disclosed in accordance with applicable laws and regulations.

15. INTERPRETATION OF THIS CODE OF CONDUCT - INVESTIGATION AND DISCIPLINARY ACTION FOR VIOLATIONS

Employees are expected and encouraged to raise and discuss openly any questions on the interpretation or application of this Code of Conduct. Employees must also report any facts coming to their attention that involve the possibility of violation of this Code of Conduct.

      This Code of Conduct is necessarily general in nature. The Company recognizes that from time-to-time situations will arise that create questions as to whether a particular course of conduct violates this Code of Conduct. All employees are encouraged to discuss these questions openly with their supervisors or with fellow employees. The Company's General Counsel is also available to help answer your questions, to help you evaluate a particular course of conduct or to help you to understand a particular law, regulation or policy.

      The Company recognizes that the matter of reporting known or suspected violations is a sensitive issue. However, all employees should recognize that violations of this Code of Conduct damage the Company by tarnishing its reputation and by creating a risk of criminal prosecution or civil liability. This type of damage to the Company's business prospects can have a profoundly adverse effect on the livelihoods of all employees, and on the financial well being of our investors.

      All employees must report questionable conduct or violations of this Code of Conduct. Reports can be made in any a number of ways. A first course of action is to talk to your supervisor, or to your local facility manager or human resources representative. If you do not feel comfortable discussing the matter at your location, then you should make a report to the Company's General Counsel at the Troy headquarters either in writing (which may be made anonymously) to:

INTERMET CORPORATION
General Counsel
5445 Corporate Drive
Suite 200
Troy, Michigan 48098


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-- or by calling the General Counsel at 248-952-2500. Employees may also make a report through any other reporting procedure that the Company may adopt and publish from time to time.

      In addition to the above, or as an alternative, any employee having concerns about any instance of questionable accounting, internal control or auditing matters may make a confidential and anonymous written report directly to the Audit Committee of the Board of Directors. Any such report should be addressed to:

INTERMET CORPORATION
Audit Committee c/o Corporate Secretary
5445 Corporate Drive
Suite 200
Troy, Michigan 48098.

All reports of non-compliance or suspected non-compliance with this Code of Conduct will be promptly investigated. The Company will take appropriate action as the circumstances may warrant.

(C) 2003 INTERMET Corporation


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